Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

PLAINS CAPITAL CORPORATION

(as amended on May 17, 2011)

ARTICLE ONE

Plains Capital Corporation (the “Corporation”), pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act (the “TBCA”) and Section 3.059 of the Texas Business Organizations Code (“TBOC”), hereby adopts this Third Amended and Restated Certificate of Formation, which accurately copies the Second Restated Articles of Incorporation (the “Second Restated Articles”) and all amendments thereto that are in effect to date, as further amended by this Third Amended and Restated Certificate of Formation as hereinafter set forth, and which contains no other change in any provision thereof.

ARTICLE TWO

The name of the Corporation is Plains Capital Corporation. The Corporation is a For-profit Corporation. The filing number issued to the Corporation by the Secretary of State is 104355300. The date of formation of the Corporation is June 30, 1987.

ARTICLE THREE

The Second Restated Articles and all amendments thereto are hereby amended by this Third Amended and Restated Certificate of Formation as follows: (i) current Articles I, II, III, IV, VI, VII, VIII, IX, XIV and XV are amended in their entirety to read as set forth below in Articles I, II, III, IV, VI, VII, VIII, IX, XIII and XIV, respectively; (ii) current Article X is deleted in its entirety; (iii) current Articles XI, XII, and XIII are renumbered as Articles X, XI and XII, respectively; (iv) new Articles XV and XVI are added to read as set forth below; and (v) all references to “Plains Capital Corporation” are amended to read “PlainsCapital Corporation.”

ARTICLE FOUR

Each statement made by this Third Amended and Restated Certificate of Formation has been effected in conformity with the TBCA and the TBOC. This Third Amended and Restated Certificate of Formation and all amendments made by this Third Amended and Restated Certificate of Formation were adopted by the shareholders of the Corporation on August 27, 2009 and in accordance with the TBCA, the TBOC and the constituent documents of the Corporation.

ARTICLE FIVE

The Second Restated Articles and all amendments thereto are hereby superseded by the following Third Amended and Restated Certificate of Formation which accurately copies the Second Restated Articles and all amendments thereto that are in effect to date and as further amended as above set forth:

THIRD AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

PLAINSCAPITAL CORPORATION

(as amended on May 17, 2011)

ARTICLE I

Name

The name of the corporation is PlainsCapital Corporation.

ARTICLE II

Entity Type

The corporation is a for-profit corporation.

ARTICLE III

Purpose

The purposes for which the corporation is formed are all lawful purposes for which for-profit corporations may be formed under the Texas Business Organizations Code (“TBOC”).

ARTICLE IV

Shares

The aggregate number of shares of all classes of stock that the corporation shall have authority to issue is Three Hundred Million (300,000,000), of which One Hundred Million (100,000,000) shares of the par value of $0.001 per share shall be Original Common Stock, One Hundred Fifty Million (150,000,000) shares of the par value of $0.001 per share shall be Common Stock and Fifty Million (50,000,000) shares of the par value of $1.00 per share shall be preferred stock issuable in series.

Except as otherwise required by the TBOC or as otherwise provided in this Third Amended and Restated Certificate of Formation, each share of Original Common Stock and each share of Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

Each share of Original Common Stock shall automatically convert, without any further action by the corporation or the holders thereof, into one share of Common Stock upon the close of regular trading on the first trading day that is one hundred eighty (180) days following the pricing of an initial public offering of the Common Stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day period following the initial public offering, the corporation issues an earnings release or material news or a material event relating to the corporation occurs; or (2) prior to the expiration of the 180-day restricted period, the corporation announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period following the initial public offering, such conversion shall not occur until the first trading day that is after the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The corporation shall announce the date upon which conversion has occurred pursuant to this paragraph. The holders of shares of Original Common Stock so converted shall surrender the stock certificates therefor at the principal office of the corporation. The corporation shall, upon surrender of a certificate representing Original Common Stock that has been so converted, issue a certificate representing the number of shares of Common Stock into which the shares of Original Common Stock surrendered were convertible on the date on which such automatic conversion occurred, registered in the name of the holder.

Furthermore, at any time and from time to time, the corporation shall have the option (the “Corporation Conversion Option”) to cause all or any portion of the shares of Original Common Stock to be automatically converted into an equal number of shares of Common Stock. To exercise the Corporation Conversion Option, the corporation must give notice (the “Corporation Conversion Notice”) by mail to the affected holders of Original Common Stock of the corporation’s election to exercise the Corporation Conversion Option. The conversion shall be deemed to have been made at the close of business on the date selected by the corporation in the Corporation Conversion Notice, which date shall be on or after the date on which the corporation issues the Corporation Conversion Notice. The holders of shares of Original Common Stock so converted shall surrender the stock certificates therefor at the principal office of the corporation. The corporation shall, upon surrender of a certificate representing Original Common Stock that has been so converted, issue a certificate representing the number of shares of Common Stock into which the shares of Original Common Stock surrendered were convertible on the date on which such automatic conversion occurred, registered in the name of the holder.

On June 30, 2013, each share of Original Common Stock shall automatically be converted, without any further action by the holders thereof, into one share of Common Stock at the close of business on such date. The holders of shares of Original Common Stock so converted shall surrender the stock certificates therefor at the principal office of the corporation. The corporation shall, upon surrender of a certificate representing Original Common Stock that has been so converted, issue a certificate representing the number of shares of Common Stock into which the shares of Original Common Stock surrendered were convertible on the date on which such automatic conversion occurred, registered in the name of the holder.

Upon the conversion of all outstanding shares of Original Common Stock into shares of Common Stock, the corporation shall no longer be authorized to issue any shares of Original Common Stock. At such time, authority is hereby expressly granted to the Board of Directors, without further action by the shareholders, to authorize an amendment of this Third Amended and Restated Certificate of Formation to delete the second through sixth paragraphs of this Article IV and amend the first paragraph of this Article IV to read as follows:

The aggregate number of shares of all classes of stock that the corporation shall have authority to issue is Two Hundred Million (200,000,000), of which One Hundred Fifty Million (150,000,000) shares of the par value of $0.001 per share shall be Common Stock and Fifty Million (50,000,000) shares of the par value of $1.00 per share shall be preferred stock issuable in series.

provided that any such amendment shall not affect the right of any holder of a stock certificate representing shares of Original Common Stock so converted to receive in exchange therefor, upon surrender to the corporation, a stock certificate representing the number of shares of Common Stock into which such shares of Original Common Stock were convertible.

Shares of preferred stock may be issued from time to time in one or more series, the shares of each series to have such designations, powers, preferences, rights, qualifications, limitations and restrictions as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter provided.

Authority is hereby expressly granted to the Board of Directors to authorize the issuance of the preferred stock from time to time in one or more series, and with respect to each series of the preferred stock, to fix and determine by the resolution or resolutions from time to time adopted providing for the issuance thereof the number of shares to constitute the series and the designation thereof and any one or more of the following rights and preferences: (i) the rate of dividend; (ii) the price at and terms of and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions (if any) for the redemption or repurchase of the shares; (vi) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and (vii) voting rights (including the number of votes per share, the matters on which the shares can vote, and the contingencies that make the voting rights effective). The shares of each series of the preferred stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares designated for any existing series by adding to such series authorized and unissued shares not designated for any other series. The Board of Directors may decrease the number of shares designated for any existing series by subtracting from such series unissued shares designated for such series, and the shares so subtracted shall become authorized and unissued shares of preferred stock.

Pursuant to the authority conferred by this Article IV, the following series of Preferred Stock have been designated, each such series consisting of such number of shares, with the powers, designations, preferences and relative, participating, optional or other rights, including the voting rights, and the qualifications, limitations or restrictions thereof as are stated and expressed in the exhibit with respect to such series attached hereto as specified below and incorporated herein by reference:

Exhibit A – Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Exhibit B – Fixed Rate Cumulative Perpetual Preferred Stock, Series B

ARTICLE V

Commencement of Business

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of one thousand dollars ($1,000.00), consisting of money, labor performed, or property actually received.

ARTICLE VI

Liability of Directors

A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable under applicable law for:

(a) a breach of the director’s duty of loyalty to the corporation or its shareholders;

(b) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law;

(c) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or

(d) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

If the TBOC is amended to authorize action further eliminating or limiting the liability of directors, then the liability of a director of the corporation shall automatically be eliminated or limited to the fullest extent permitted by the TBOC as so amended. Any repeal or modification of this Article VI shall not adversely affect any right of protection of a director of the corporation for acts or omissions that occurred before such repeal or modification.

ARTICLE VII

Indemnification

Subject to the limitations and conditions as provided in this Article VII, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action or other proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the corporation to the fullest extent permitted by the TBOC, as the same exists or may hereafter be amended against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such person in connection with such proceeding, and indemnification under this Article VII shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder. The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VII could involve indemnification for negligence or under theories of strict liability.

The right to indemnification conferred in this Article VII shall include the right to be paid or reimbursed by the corporation the reasonable expenses incurred by a person of the type entitled to be indemnified above who was, is or is threatened to be made a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of a written affirmation by such indemnified person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article VII and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article VII or if such indemnification is prohibited by applicable law.

The right to indemnification conferred in this Article VII shall not be exclusive of any other right which a director or officer indemnified pursuant to this Article VII may have or hereafter acquire under any law (common or statutory), provision of this certificate of formation or the bylaws of the corporation, agreement, vote of shareholders or disinterested directors or otherwise.

The corporation may purchase insurance for the purpose of securing the indemnification of its directors and officers to the extent that such indemnification is allowed in this Article VII. Such insurance may, but need not, be for the benefit of all directors and officers, and the purchase of any such insurance shall in no way limit the indemnification provisions of this Article VII.

ARTICLE VIII

Registered Office and Agent

The post office address of the registered office of the corporation is 2323 Victory Avenue, Suite 1400, Dallas, Texas 75219 and the name of its current registered agent at that address is Scott J. Luedke.

ARTICLE IX

Directors

The number of directors shall be set at nine (9) until changed in the manner provided in the bylaws of the corporation, except that no such change shall shorten the term of an incumbent director. Beginning with the 2010 annual meeting, the directors shall be classified with respect to the time for which they severally hold office into three (3) classes, as nearly equal in number as possible as determined by the Board of Directors, one class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2011, another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2012, and another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2013, with each member of each class to hold office until his successor is elected and qualified, until his death or retirement or until he shall resign or be removed in the manner provided in the bylaws. In any such event, such director’s successor shall become a member of the same class of directors as his predecessor. The directors elected at an annual meeting shall hold office until the third succeeding annual meeting after such election.

The names and addresses of the persons who are to serve as directors until the next annual meeting of the shareholders, or until their successors are elected and qualified are:

Name	Address

Alan B. White	2323 Victory Avenue, Suite 1400 Dallas, Texas 75219

Hill A. Feinberg	2323 Victory Avenue, Suite 1400 Dallas, Texas 75219

Giles Dalby	2323 Victory Avenue, Suite 1400 Dallas, Texas 75219

Mark Griffin	2323 Victory Avenue, Suite 1400 Dallas, Texas 75219

Robert R. King, M.D.	2323 Victory Avenue, Suite 1400 Dallas, Texas 75219

Lee Lewis	2323 Victory Avenue, Suite 1400 Dallas, Texas 75219

Ted Rushing	2323 Victory Avenue, Suite 1400 Dallas, Texas 75219

Michael A. Seger, M.D.	2323 Victory Avenue, Suite 1400 Dallas, Texas 75219

Robert Taylor, Jr.	2323 Victory Avenue, Suite 1400 Dallas, Texas 75219

ARTICLE X

Preemptive Rights

No shareholder or other person shall have any preemptive right whatsoever.

ARTICLE XI

Bylaws

The initial bylaws shall be adopted by the Board of Directors. The power to alter, amend, or repeal the bylaws or adopt new bylaws is vested in the Board of Directors, subject to repeal or change by action of the shareholders.

ARTICLE XII

Number of Votes

Each share of common stock has one vote on each matter on which the share is entitled to vote.

ARTICLE XIII

Certain Voting Requirements

Notwithstanding any provision of the TBOC to the contrary, any action to be taken by the shareholders of the corporation at a meeting of shareholders, other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the TBOC, shall require the affirmative vote of only the holders of a majority of the shares entitled to vote, and who voted for or against the matter at a shareholders’ meeting at which a quorum is present. Notwithstanding any provision of the TBOC to the contrary, any action to be taken by the shareholders of the corporation at a meeting of shareholders with regard to amendment of this certificate of formation, merger or consolidation of this corporation with another, or disposition of all or substantially all of its assets, shall require the vote of only a majority of the issued and outstanding shares of capital stock entitled to be voted thereon, rather than any greater number that otherwise would be required by the TBOC; provided, however, that any action to amend this certificate of formation with respect to the classification of directors, action by written consent or the percentage of shareholders required to call a special meeting shall require the vote of two-thirds of the issued and outstanding shares of capital stock entitled to be voted thereon.

ARTICLE XIV

Noncumulative Voting

Directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Cumulative voting shall not be permitted.

ARTICLE XV

Special Meetings

Special meetings of the shareholders of the corporation may be called only (1) by the President, by the Chief Executive Officer, by the Board of Directors or by such other officer or officers as may be authorized in the bylaws or (2) by the Secretary of the corporation upon the written request of the holders of not less than 35% of the voting power represented by all the shares issued, outstanding and entitled to be voted at the proposed special meeting.

ARTICLE XVI

Action by Written Consent

Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof, and the consent shall have the same force and effect as a unanimous vote of the shareholders. Such writing, which may be in counterparts, shall be manually executed if practicable; provided, however, that if circumstances so require, effect shall be given to written consent transmitted electronically, such as by facsimile or electronic mail. Notwithstanding the foregoing, nothing in this Article

XVI shall affect the rights of holders of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A or our Fixed Rate Cumulative Perpetual Preferred Stock, Series B with respect to action by written consent.

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Formation is dated as of August 28, 2009.

PLAINSCAPITAL CORPORATION

By: /s/ Scott J. Luedke
Name:	Scott J. Luedke
Title:	Executive Vice President, Secretary and General Counsel

EXHIBIT A

CERTIFICATE OF DESIGNATIONS

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

PLAINSCAPITAL CORPORATION

PlainsCapital Corporation, a corporation organized and existing under the laws of the State of Texas (the “Issuer”), in accordance with the provisions of Article 4.04 of the Texas Business Corporation Act thereof, does hereby certify:

The board of directors of the Issuer (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of the Issuer and applicable law, adopted the following resolution on December 17, 2008, creating a series of 87,631 shares of Preferred Stock of the Issuer designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A”.

RESOLVED, that pursuant to the provisions of the Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Issuer and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 87,631.

Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Schedule A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $10.00 per share, of the Issuer.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

(d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means $21,907,750.

(f) “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Issuer’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B.

(g) “Signing Date” means December 19, 2008.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, PlainsCapital Corporation has caused this Certificate of Designations to be signed by Scott J. Luedke, its Executive Vice President, this 17th day of December, 2008.

PLAINSCAPITAL CORPORATION

By: /s/ Scott J. Luedke
Name:	Scott J. Luedke
Title:	Executive Vice President

Schedule A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.

(f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) “Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Liquidation Preference” has the meaning set forth in Section 4(a).

(k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b).

(m) “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the Issuer to persons other than the Issuer or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Issuer at the time of issuance under the applicable risk-based capital guidelines of the Issuer’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

(o) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(p) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(q) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Issuer will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Issuer (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Issuer (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Issuer or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative)

and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Issuer or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

EXHIBIT B

CERTIFICATE OF DESIGNATIONS

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

OF

PLAINSCAPITAL CORPORATION

PlainsCapital Corporation, a corporation organized and existing under the laws of the State of Texas (the “Issuer”), in accordance with the provisions of Article 4.04 of the Texas Business Corporation Act thereof, does hereby certify:

The board of directors of the Issuer (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of the Issuer and applicable law, adopted the following resolution on December 17, 2008, creating a series of 4,387 shares of Preferred Stock of the Issuer designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series B”.

RESOLVED, that pursuant to the provisions of the Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Issuer and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series B” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 4,387.

Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Schedule A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $10.00 per share, of the Issuer.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

(d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means $1,095,500.

(f) “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Issuer’s UST Preferred Stock.

(g) “Signing Date” means December 19, 2008.

(h) “UST Preferred Stock” means the Issuer’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, PlainsCapital Corporation has caused this Certificate of Designations to be signed by Scott J. Luedke, its Executive Vice President, this 17th day of December, 2008.

PLAINSCAPITAL CORPORATION

By:	/s/ Scott J. Luedke
Name:	Scott J. Luedke
Title:	Executive Vice President

Schedule A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(b) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.

(c) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(d) “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.

(e) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(f) “Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document.

(g) “Dividend Period” has the meaning set forth in Section 3(a).

(h) “Dividend Record Date” has the meaning set forth in Section 3(a).

(i) “Liquidation Preference” has the meaning set forth in Section 4(a).

(j) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(k) “Preferred Director” has the meaning set forth in Section 7(b).

(l) “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

(m) “Qualified Equity Offering” means the sale and issuance for cash by the Issuer to persons other than the Issuer or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Issuer at the time of issuance under the applicable risk-based capital guidelines of the Issuer’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

(n) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(o) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(p) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a per annum rate of 9.0% on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the

Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Issuer will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the later of (i) first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date; and (ii) the date on which all outstanding shares of UST Preferred Stock have been redeemed, repurchased or otherwise acquired by the Issuer. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency and subject to the requirement that all outstanding shares of UST Preferred Stock shall previously have been redeemed, repurchased or otherwise acquired by the Issuer, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Issuer (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Issuer (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Issuer or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of

Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Issuer or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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